Exhibit 99.4

Maynard L. Jenkins
Chairman & Chief Executive Officer

Dial Direct (602) 631-7007

October 14, 2004

Mr. Jim Bazlen
4421 East Horseshoe Drive
Phoenix, Arizona 85028

Dear Jim:

This letter shall serve to amend, effective as of October 15, 2004 (“Effective Date”), the terms and conditions of your employment relationship pursuant to that certain letter agreement dated March 30, 2000 (as amended) between you and CSK Auto, Inc. (the “Agreement”):

1. As of the Effective Date, paragraph 2 of the amendment to the Agreement with an Effective Date of June 11, 2003 (the first amendment) shall be amended as follows:

“In addition, you shall receive in connection with your membership on the Board of Directors all compensation and reimbursement provided to non-employee (“outside”) directors under the Outside Director Compensation Policy (as amended and/or restated) (a copy of which has been provided to you), except for the Fixed Fee defined and described therein.”

2. Except as expressly modified and amended herein, the terms and conditions of the Agreement shall continue in full force and effect; provided, however, that in the event of any conflict in the provisions of the Agreement and the provisions of this letter, the provisions of this letter shall govern and control.

If the foregoing is acceptable, please acknowledge your agreement to the terms and conditions set forth above by signing and dating below.

Very truly yours,

Acknowledged and Accepted
this    day of October, 2004